Exhibit 10.3
SUPPLEMENTAL AGREEMENT NO. 6
This Supplemental Agreement No. 6 dated as of September 14, 2006 is entered into by and between MICHAEL BAKER CORPORATION, a Pennsylvania corporation (hereinafter referred to as the “Corporation”) and RICHARD L. SHAW, an individual (hereinafter referred to as the “Executive”).
WITNESSETH:
     WHEREAS, the Corporation and the Executive entered into an Employment Agreement dated April 12, 1988 and subsequently amended the Employment Agreement by Supplemental Agreement No. 1 dated March 17, 1992, Supplemental Agreement No. 2 dated October 1, 1994, Supplemental Agreement No. 3 dated June 1, 1995, Supplemental Agreement No. 4 dated March 1, 1998, and Supplemental Agreement No. 5, dated September 7, 1999 (hereinafter collectively the “Agreement”); and
     WHEREAS, pursuant to the Agreement, the Corporation has retained the Executive as a consultant after the Executive’s retirement; and
     WHEREAS, upon the Corporation’s Chief Executive Officer leaving his employment with the Corporation and at the request of the Corporation’s Board of Directors, the Executive has re-assumed the full-time position as Chief Executive Officer of the Corporation effective September 14, 2006 and has agreed to serve in such capacity until a successor is appointed; and
     WHEREAS, the Corporation and the Executive now desire to further amend and supplement the Agreement in recognition of these recent changes in the Executive’s status;
     NOW THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, and intending to be legally bound hereby, THE PARTIES AGREE AS FOLLOWS:
1.	Effective September 14, 2006, Executive shall re-assume the full-time position as Chief Executive Officer of the Corporation with such duties and responsibilities as described in Section 2 of the Agreement, and shall be compensated for his services at an annual rate of $430,497.60 or such higher rate as the Board of Directors of the Corporation may from time to time determine, payable in approximately equal bi-weekly installments.

2.	During his service as Chief Executive Officer of the Corporation, Executive shall be entitled to participate in all plans, programs and receive all benefits which the Corporation may have in effect for its executive employees.

3.	Commencing October 1, 2006 and during the period the Executive serves as Chief Executive Officer of the Corporation, payments and benefits otherwise available to Executive during the Consulting Term under Section 5 of the Agreement shall be suspended, provided that the Corporation shall continue to cover the cost of the “65 Special” health insurance and coverage for the Executive and his spouse without interruption. The Consulting Term shall continue to run during this period, and upon conclusion of Executive’s service as Chief Executive

Officer prior to expiration of the Consulting Term, Executive shall revert to consultant status and the payments and benefits available under Section 5 shall recommence for the balance of the Consulting Term.

4.	All other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified by both parties, and the Agreement is hereby incorporated by reference as if fully stated herein.
IN WITNESS WHEREOF, the parties have executed this Supplemental Agreement No. 6 as of the day and year first above written.

MICHAEL BAKER CORPORATION
ATTEST:	(The “Corporation”)

/s/ Marcia S. Wolk	By:	/s/ H. James McKnight

Marcia S. Wolk Assistant Secretary		H. James McKnight Executive Vice President, General Counsel & Corporate Secretary

WITNESS:	RICHARD L. SHAW (The “Executive”)

/s/ Silvana Travanti	/s/ Richard L. Shaw